Exhibit 10.1

EXECUTION VERSION

AGREEMENT

This agreement, effective October 7, 2013 (this “Agreement”), is by and among the persons and entities listed on Exhibit A hereto (collectively, “Meruelo Stockholders,” or individually “Meruelo Stockholder”) and Digital Generation, Inc. (“DG” or the “Company”).  In consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

I.                                        DEFINITIONS

1.1                               Defined Terms.

For purposes of this Agreement:

(a)                                 “Merger Agreement” shall mean the Agreement and Plan of Merger dated August 12, 2013 by and among Extreme Reach, Inc., Dawn Blackhawk Acquisition Corp. and the Company.

(b)                                 “SpinCo” shall mean that Delaware corporation to be formed by the Company to effectuate the separation of its Television Business and its Online Business, and to consummate the Spin-Off Transaction.

(c)                                  “Spin-Off Transaction” shall mean the Company’s distribution of all of the outstanding shares of SpinCo Common Stock on a pro-rata basis to the Company’s stockholders in partial redemption of the Company Common Stock as contemplated by the Merger Agreement.

(d)                                 “Delaware Litigation” shall mean the action filed on August 9, 2013 in the Court of Chancery for the State of Delaware entitled Alex Meruelo Living Trust Dated 8/6/1996 v. Digital Generation Inc., C.A. No. 8789-VCL.

(e)                                  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(f)                                   “Company Common Stock” shall mean the Company’s outstanding shares of common stock, par value $0.001 per share.

(g)                                  “2013 Annual Meeting” shall mean the Company’s 2013 annual meeting of stockholders, if convened.

(h)                                 “2014 Annual Meeting” shall mean the first annual meeting of stockholders of SpinCo following consummation of the Spin-Off Transaction.  Such meeting is expected to be held prior to December 3, 2014.

(i)                                     “2015 Annual Meeting” shall mean the 2015 annual meeting of stockholders of SpinCo.

(j)                                    “SpinCo Common Stock” shall mean the voting shares of SpinCo distributed in the Spin-Off Transaction, and any voting shares issued by SpinCo subsequent to the Spin-Off Transaction.

(k)                                 “Affiliate” or “Affiliates” shall have the meaning set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (“SEC”) under the Exchange Act.

(l)                                     “Beneficial Owner” or “Beneficial Ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act.

(m)                             “Company Board” shall mean the Board of Directors of the Company.

(n)                                 “SpinCo Board” shall mean the Board of Directors of SpinCo.

(o)                                 “Group” shall have the same meanings as set forth in Rule 13d-5 promulgated by the SEC under the Exchange Act.

(p)                                 The “Meruelo Suggested Nominee” shall refer to Xavier A. Gutierrez, or should Mr. Gutierrez be unable to serve as a Director on the SpinCo Board, such other person designated by the Meruelo Stockholders who shall at all times be an Affiliate of the Meruelo Stockholders.

(q)                                 “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(r)                                    “Support Period” shall mean the period beginning as of the date of this Agreement and continuing until the earliest of (i) the one year anniversary following the closing of the merger transaction contemplated by the Merger Agreement, (ii) the 61st day prior to the date set by the SpinCo Board for the 2015 Annual Meeting, (iii) 15 days prior to the last day upon which a notice to the secretary of SpinCo of nominations of persons for election to the SpinCo Board or the proposal of other business at the 2015 Annual Meeting would be considered timely under SpinCo’s then-current bylaws,  (iv) in the event of material breach by the Company or SpinCo of its obligations under this Agreement, 10 days after the Meruelo Stockholders deliver notice of such breach unless such breach is cured during such 10-day period, or (v) termination of the Merger Agreement without the Spin-Off Transaction having occurred; provided that the Support Period shall only continue until May 30, 2014 in the event that, for whatever reason, the SpinCo transaction has not been consummated by such date.

(s)                                   “Transaction” shall mean any material tender or exchange offer, merger, consolidation, acquisition, scheme, arrangement, business combination,

recapitalization, reorganization, sale or acquisition of material assets, liquidation, dissolution or other extraordinary transaction (or series of related transactions) involving the Company, SpinCo or any of their material subsidiaries or joint ventures or any of their respective securities, in each case that requires a vote of, or tender by, the Company’s or SpinCo’s stockholders; provided that “Transaction” shall not include the merger transaction contemplated by the Merger Agreement, the Spin-Off Transaction or any related transaction.

(t)                                    “DGCL” shall mean the Delaware General Corporation Law.

II. REPRESENTATIONS

2.1                               Authority; Binding Agreement.

(a)                                 The Company hereby represents and warrants that this Agreement and the performance by the Company of its obligations hereunder (i) have been duly authorized, executed and delivered by it, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), in each case now or hereafter in effect, (ii) do not require the approval of the stockholders of the Company and (iii) do not and will not violate any law, any order of any court or other agency of government, the Certificate of Incorporation or the Bylaws of the Company or any provision of any indenture, agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument except to the extent with respect to this Section 2.1(a)(iii), such breach, default, lien, charge, restriction, claim, encumbrance or penalty would not have an adverse effect on the ability of the Company to perform its obligations under this Agreement.

(b)                                 Each of the Meruelo Stockholders represents and warrants, jointly and severally, that this Agreement and the performance by such Meruelo Stockholder of its obligations hereunder (i) have been duly authorized, executed and delivered by such Meruelo Stockholder, and is a valid and binding obligation of such Meruelo Stockholder, enforceable against such Meruelo Stockholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), in each case now or hereafter in effect,  (ii) do not require approval by any owners or holders of any equity interest in such

Meruelo Stockholder or in the case of a Meruelo Stockholder that is a trust or an individual, approval of any beneficiary thereof or consent of a spouse, as may be applicable (except as has already been obtained) and (iii) do not and will not violate any law, any order of any court or other agency of government, the charter or other organizational documents of such Meruelo Stockholder, as amended, or any provision of any agreement or other instrument to which such Meruelo Stockholder or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such agreement or instrument except to the extent with respect to this Section 2.1(b)(iii), such breach, default, lien, charge, restriction, claim, encumbrance or penalty would not have an adverse effect on the ability of the Meruelo Stockholders to perform their obligations under this Agreement.

2.2                               Beneficial Ownership.

Alex Meruelo Living Trust, Meruelo Investment Partners LLC and Alex Meruelo represent that they are the Beneficial Owners of a total of 4,023,570 shares of the Company’s common stock, as disclosed in Schedule 13D jointly filed by them with the SEC pursuant to the Exchange Act on August 9, 2013.

III.                                                      COVENANTS

3.1                               Beneficial Ownership Compliance.

Alex Meruelo Living Trust, Meruelo Investment Partners LLC and Alex Meruelo shall promptly amend their Schedule 13D to report the entry into this Agreement and amending applicable items to conform to their obligations hereunder and shall, upon issuance of the press release attached hereto and payment by the Company of reasonably documented legal fees and expenses relating to the Delaware Litigation not to exceed $119,000, voluntarily dismiss with prejudice the Delaware Litigation.  The Company shall pay such amounts within five (5) business days after receipt of written wire transfer instructions from the Meruelo Stockholders.

3.2                               Merger Transaction and Pre-Spin-Off Support.

The Meruelo Stockholders shall cause all of the shares of Company Common Stock they Beneficially Own to be present for quorum purposes at a special meeting to be called by the Company Board for stockholder approval of the merger transaction contemplated by the Merger Agreement, and to vote such shares in favor of (i) the merger transaction contemplated by the Merger Agreement, (ii) the shareholder advisory vote contemplated by Rule 14(a)-21(c) of the Exchange Act with respect to the merger transaction contemplated by the Merger Agreement; provided that no executive officer or director is receiving compensation in connection with the Merger Transaction other than pursuant to a contractual commitment existing prior to the date of this Agreement, and (iii) should the Company convene the 2013 Annual Meeting prior to consummation of the Spin-Off Transaction for any reason while the Merger Agreement is still in effect, each of the candidates nominated by the Company’s Board for election as a Director to the Company Board, so long as such candidates are directors of the Company on the date of this Agreement.

3.3                               Board Representation.

The Company agrees:

(a)                                 Prior to the Spin-Off Transaction, to cause the SpinCo Board to have no more and no less than seven (7) Director seats.

(b)                                 Prior to the Spin-Off Transaction, to cause the Meruelo Suggested Nominee to be appointed to the SpinCo Board, provided that the Meruelo Suggested Nominee complete a Director Questionnaire provided by the Company in advance of the filing by the Company of a proxy statement on Schedule 14A under the Exchange Act with respect to the merger contemplated by the Merger Agreement.

(c)                                  Prior to the Spin-Off Transaction, the Meruelo Stockholders will submit to the Company the names of no less than three individuals qualified to serve as a Director on the SpinCo Board who: (i) meet the independence requirements of Rule 10A-3(b)(1) of the Exchange Act and Rule 5605(a)(2) of the NASDAQ Listing Rules with respect to service on the SpinCo Board, and (ii) are qualified to serve as a member of the SpinCo Board and Audit Committee and financial expert thereto as contemplated by Rule 5605(c)(2) of the NASDAQ Listing Rules (collectively, the “Qualifications”) (such individuals, the “Meruelo Submissions”).  In addition, Mr. Neil Nguyen, the Company’s Chief Executive Officer shall, on behalf of the Company in consultation with the Company’s Board and in accordance with the Company’s nominating and governance process, present to, and allow, the Meruelo Stockholders to meet and confer with, two individuals qualified to serve as a Director on the SpinCo Board who: (i) meet the Qualifications, and (ii) who are not serving, or have not served, as a director on the Company’s Board (the “Company Submissions”, and together with the Meruelo Submissions, the “Audit Committee Nominee Pool”).  Mr. Nguyen, shall select, in Mr. Nguyen’s good faith discretion acting on behalf of the Company in consultation with the Company’s Board and in accordance with the Company’s nominating and governance process, one such individual from the Audit Committee Nominee Pool to serve on the SpinCo Board, and the Company shall cause such selected individual to be appointed to the SpinCo Board.  Such individual so selected by the process contemplated by this paragraph (c) is hereinafter referred to as the “Audit Committee Nominee.”

(d)                                 To cause SpinCo promptly after its formation by the Company to execute the joinder (attached hereto as Exhibit B) to enter into and be bound by the Agreement and to perform each and all of its and the Company’s obligations hereunder.

(e)                                  SpinCo shall nominate and use its reasonable best efforts to cause the election of the Meruelo Suggested Nominee to the SpinCo Board at the 2014 Annual Meeting (including recommending that SpinCo’s stockholders vote in favor of the election of the Meruelo Suggested Nominee, soliciting proxies in favor of such election and otherwise supporting him or her for election in a manner no less rigorous and favorable than the manner in which SpinCo supports its other nominees in the aggregate).

(f)                                   SpinCo shall nominate and use its reasonable best efforts to cause the election of the Audit Committee Nominee to the SpinCo Board at the 2014 Annual Meeting (including recommending that SpinCo’s stockholders vote in favor of the election of the Audit Committee Nominee, soliciting proxies in favor of such election and otherwise supporting him or her for election in a manner no less rigorous and favorable than the manner in which SpinCo supports its other nominees in the aggregate).

(g)                                  To cause the Certificate of Incorporation and Bylaws of SpinCo at the time of the Spin-Off Transaction to provide that all members of the SpinCo Board be elected in a single class and that each member of the SpinCo Board hold office until such director’s successor is elected as contemplated by DGCL Section 141(b) or until such director resigns or is removed under DGCL Section 141(k).

(h)                                 Notwithstanding any other provision of this Agreement should the Meruelo Stockholders at any time Beneficially Own less than eight and one-half percent (8.5%) of the outstanding SpinCo Common Stock, the Meruelo Stockholders shall cause the Meruelo Suggested Nominee immediately to resign from the SpinCo Board.

3.4                               Support Period.

(a)                                 During the Support Period:

(i)                                     The Meruelo Stockholders and their Affiliates will cause all of the shares of SpinCo Common Stock that they Beneficially Own to be present for quorum purposes and to be voted in favor of any and all directors nominated by the SpinCo Board for election at any meeting of SpinCo’s stockholders so long as the Meruelo Suggested Nominee and the Audit Committee Nominee are included in the directors nominated by the SpinCo Board;

(ii)                                  The Meruelo Stockholders and their Affiliates will cause the shares of SpinCo Common Stock that they Beneficially Own not to be voted for the removal of any director serving on the SpinCo Board who was serving on the SpinCo Board at the time of the Spin-Off Transaction or who had previously been nominated by the SpinCo Board at the 2014 Annual Meeting or at any special meeting of the stockholders of SpinCo (or any adjournments or postponements thereof) so long as the Meruelo Suggested Nominee and the Audit Committee Nominee are included in the directors nominated by the SpinCo Board; and

(iii)                               The Meruelo Stockholders and their Affiliates will cause the shares of SpinCo Common Stock that they Beneficially Own to be voted against, or abstain from voting on, any amendments to the SpinCo’s Bylaws or Certificate of Incorporation that have not been recommended by the SpinCo Board for adoption by the stockholders of SpinCo

(b)                                 At all times during the Support Period, the Meruelo Stockholders and their Affiliates shall not, directly or indirectly, alone or with others, without the prior written consent of the Company prior to the Spin-Off Transaction, or by SpinCo following the SpinCo Transaction:

(i)                                     solicit, or participate in any solicitation of, proxies (as such term is defined in Rule 14a-1 promulgated under the Exchange Act) with respect to any shares of Company Common Stock or SpinCo Common Stock or become a participant in any election contest relating to the election of directors of the Company Board or the SpinCo Board;

(ii)                                  propose or otherwise solicit stockholders of the Company or of SpinCo for the approval of one or more stockholder proposals (whether made pursuant to Rule 14a-8 under the Exchange Act or otherwise) or attempt to call a special meeting of stockholders of either the Company or SpinCo;

(iii)                               grant any proxies with respect to, or deposit any shares of Company Common Stock or SpinCo Common Stock in a voting trust or similar arrangement through which anyone of the Meruelo Stockholders has foregone its right to vote the shares of Company Common Stock or SpinCo Common Stock Beneficially Owned by any of them;

(iv)                              take any action to form, join or in any way participate in any partnership, limited partnership, syndicate or other Group with respect to the Company Common Stock or SpinCo Common Stock or otherwise act in concert with any Person for the purpose of circumventing the provisions or purposes of this Agreement;

(v)                                 seek or solicit support for (whether publicly or privately), any written consent of stockholders of the Company or of SpinCo;

(vi)                              encourage, advise or influence any other person or assist any third party in so encouraging, assisting or influencing any Person with respect to the giving or withholding of any proxy vote at the 2013 Annual Meeting or the 2014 Annual Meeting;

(vii)                           otherwise act in concert with any Person, to seek to control, direct or influence the management, Board (or any individual members thereof), stockholders or policies of the Company or of SpinCo;

(viii)                        finance or offer to provide financing for an attempt by any Person to engage in any of the activities or actions prohibited or restricted by the terms of this Agreement;

(ix)                              make or in any way advance any request or proposal to amend, modify or waive any provision of this Agreement except in a nonpublic and confidential manner which nonpublic and confidential request or proposal, if any, shall be accompanied by a written opinion of counsel, to the effect that such proposal or request and the subject matter thereof, as so presented, does not require disclosure by any party hereto, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act or any rule or regulation promulgated thereunder;

(x)                                 re-file, commence or bring any claim relating to the Delaware Litigation; or

(xi)                              announce an intention to do, solicit, assist, prompt, induce or attempt to induce others to do, any of the actions restricted or prohibited under subparagraphs (i) through (x) above;

provided, however, that nothing in this Section 3.4 shall prohibit the Meruelo Stockholders from publicly stating their views as to any Transaction; provided further that nothing in this Section 3.4 shall prohibit the Meruelo Stockholders from selling or otherwise transferring or disposing of shares of Company Common Stock or SpinCo Common Stock.

3.5                               Public Announcement.

(a)                                 The Company and the Meruelo Stockholders shall announce this Agreement and the material terms hereof by means of a press release in the form attached hereto as Exhibit C as soon as practicable on or after the date hereof.  If at any time during the Support Period the Meruelo Stockholders desire to issue a press release or otherwise make a public statement concerning any matter addressed by this Agreement or the governance of the Company or SpinCo, the Meruelo Stockholders shall submit a written draft of such press release or public statement to the Company for its approval which shall not be unreasonably withheld.

(b)                                 During the Support Period, each party hereto shall refrain from making, causing to be made, or allowing any of its Affiliates from making, any public statement or announcement that disparages: (i) the Company or SpinCo or their respective officers or its directors or any person who has served as an officer or director of the Company or of SpinCo; (ii) any action or matter publicly disclosed by the Company prior to the date of this Agreement; (iii) the Meruelo Stockholders and the Meruelo Stockholders’ advisors, their respective employees or any person who has served as an employee of the Meruelo Stockholders and the Meruelo Stockholders’ advisors; or (iv) any of their respective affiliates, on or following the date hereof.  The foregoing shall not prevent (x) any public statement or announcement with respect to a Transaction proposed by the Company or SpinCo that requires a vote of the stockholders of the Company or SpinCo and that is publicly announced by the Company or SpinCo after the date of this Agreement or (y) the making of any factual statement in any compelled testimony or production of information, either by legal process, subpoena, or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

3.6                               Annual Meetings.

(a)                                 The Company shall not convene the 2013 Annual Meeting prior to the termination of the Merger Agreement unless required or advised by NASDAQ as a condition to continued listing on the NASDAQ Global Market, by the SEC as a condition to continued registration of the Company’s common shares under Section 12(b) of the Exchange Act, or by a court having jurisdiction thereof.

(b)                                 The Company shall cause SpinCo to, and SpinCo shall, hold the 2014 Annual Meeting no later than December 15, 2014 and the 2015 Annual Meeting no later than May 30, 2015.

IV.                               OTHER PROVISIONS

4.1                               Specific Enforcement; Special Remedy.

The Company, SpinCo and the Meruelo Stockholders each acknowledge and agree that the other parties hereto would be irreparably injured in the event that any provision of the Agreement is breached or not performed.  Accordingly, it is agreed that each party shall be entitled to temporary and permanent injunctive relief with respect to each and any breach or purported repudiation of this Agreement by the other and to specifically enforce strict adherence to this Agreement and the terms and provisions hereof against the other in any action instituted in a court of competent jurisdiction, in addition to any other remedy which such aggrieved party may be entitled to obtain.  Moreover, in the event of the breach of any of the provisions of this Agreement, timeliness in obtaining relief is of the essence.

4.2                               Amendments.

Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally or in writing, except that any term of this Agreement may be amended by a writing signed by the parties, and the observance of any such term may be waived (either generally or in a particular instance and either retroactively or prospectively) by a writing signed by the party against whom such waiver is to be asserted.

4.3                               Notices.

All notices and other communications provided for or permitted hereunder shall be made by hand-delivery, prepaid first-class mail, telex, or telecopier:

(a)                                 if to the Company, to:

Digital Generation, Inc.

750 West John Carpenter Freeway

Suite 700

Irving, TX 75039
Attention:  Sean N. Markowitz,

General Counsel

With a copy to:

Latham & Watkins LLP
555 Eleventh Street, NW, Suite 1000
Washington, DC 20004
Attention:  William P. O’Neill

(b)                                 if to SpinCo, to:

Digital Generation, Inc.

750 West John Carpenter Freeway

Suite 700

Irving, TX 75039

Attention:  Sean N. Markowitz,

General Counsel

With a copy to:

Latham & Watkins LLP
555 Eleventh Street, NW, Suite 1000
Washington, DC 20004
Attention:  William P. O’Neill

(c)                                  if to any Meruelo Stockholder, to:

Meruelo Investment Partners LLC

9550 Firestone Blvd, Suite 105

Downey, CA  90241

Attention:  Xavier A. Gutierrez

With a copy to:

Winston & Strawn LLP

333 South Grand Avenue

38th Floor

Los Angeles, CA  90071

Attention:  C. James Levin

J. Anthony Borrego

All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; two business days after being deposited in the mail, postage prepaid, if mailed as aforesaid; when answered back or receipt acknowledged, if telexed or conveyed by electronic mail; and when receipt acknowledged, if telecopied.  Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice shall be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.  Copies delivered solely to outside counsel shall not constitute adequate notice.

4.4                               Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.  This Agreement may not be assigned without the prior written consent of the other parties hereto.

4.5                               No Third Party Beneficiaries.

Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person, other than the parties hereto and their respective successors and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement and any conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the parties hereto and their respective successors and assigns, and for the benefit of no other Person.

4.6                               Counterparts.

This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

4.7                               Headings.

The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

4.8                               Governing Law; Choice of Venue.

(a)                                 This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed within that state.

(b)                                 Each of the parties hereto: (i) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury and (iv) each of the parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such parties’ principal place of business or as otherwise provided by applicable law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE THAT WOULD

COMPEL THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

4.9                               Waiver; Remedies.

No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

4.10                        Attorneys’ Fees.

In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys’ fees in addition to any other available remedy.

4.11                        Severability.

If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision in this Agreement.

4.12                        Additional Parties.

Each party and its Affiliates, by its execution of this Agreement, agrees that it is a party to, and bound by, all of the provisions of this Agreement.

4.13                        Fees and Expenses.

Except as expressly set forth herein, neither the Company, on the one hand, nor the Meruelo Stockholders, on the other hand, will be responsible for any fees or expenses of the other in connection with this Agreement.

4.14                        Interpretation and Construction.

Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

4.15                        Entire Agreement.

This Agreement contains the entire understanding of the parties with respect to the subject matter hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

Digital Generation, Inc.

By:	/s/ Neil Nguyen
Neil Nguyen
Chief Executive Officer and President

Alex Meruelo Living Trust

By:	/s/ Alex Meruelo
Alex Meruelo
Trustee

Meruelo Investment Partners LLC

By:	/s/ Alex Meruelo
Alex Meruelo
Chief Executive Office

Alex Meruelo

By:	/s/ Alex Meruelo
Alex Meruelo

EXHIBIT A

MERUELO STOCKHOLDERS

Alex Meruelo Living Trust

Meruelo Investment Partners LLC

Alex Meruelo

EXHIBIT B

JOINDER AGREEMENT

, a Delaware corporation (“SpinCo”), hereby agrees by signature of a duly authorized officer below, to enter into and be bound by that Agreement (the “Agreement”) dated October 7, 2013 by and among Digital Generation, Inc. and the Meruelo Stockholders identified in Exhibit A thereto.  In furtherance thereof, SpinCo represents and warrants to each other party to the Agreement that the Agreement and the performance by it of its obligations thereunder (i) have been duly authorized, executed and delivered by it, and is a valid and binding obligation of SpinCo, enforceable against SpinCo in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), in each case now or hereafter in effect, (ii) do not require the approval of the stockholders of SpinCo and (iii) do not and will not violate any law, any order of any court or other agency of government, the Certificate of Incorporation or the Bylaws of SpinCo or any provision of any indenture, agreement or other instrument to which SpinCo or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument except to the extent, such breach, default, lien, charge, restriction, claim, encumbrance or penalty would not have an adverse effect on the ability of SpinCo to perform its obligations under this Agreement.

By:
Name:
Title:

Dated: , 2013

EXHIBIT C

[FORM OF PRESS RELEASE]

DIGITAL GENERATION, INC. REACHES

AGREEMENT WITH MERUELO STOCKHOLDERS

DALLAS, TX — October 7, 2013—Digital Generation, Inc. (NASDAQ: DGIT), the world’s leading ad management and distribution platform, today announced that it has reached an agreement with Alex Meruelo, Meruelo Investment Partners LLC and the Alex Meruelo Living Trust (the “Meruelo Stockholders”) relating to the previously announced intention of the Meruelo Stockholders to propose director nominees to the Company’s Board of Directors and to seek certain governance changes.

Under the terms of the agreement and subject to the terms thereto, the Meruelo Stockholders have agree to vote the shares of Company common stock beneficially owned by them in favor of the merger of the Company with Extreme Reach, Inc. announced by the Company on August 13, 2013, including the advisory vote with respect to compensation payable to Company executives as a result of the merger.  In addition, the Meruelo Stockholders will vote their Company shares in favor of any candidates nominated by the Company’s Board for election to the Company’s Board should any election take place at a stockholders’ meeting held prior to the Company’s merger with Extreme Reach.  The merger is expected to close in the first quarter of 2014 following a special meeting to be called for stockholder approval of the merger, and is subject to regulatory approval.

Immediately prior to the merger, the Company intends to distribute shares pro-rata to all stockholders of a new online subsidiary (“The New Online Company”) in partial redemption of its outstanding common shares.  As part of the agreement with the Meruelo Stockholders, the Company has agreed that the board of directors for The New Online Company will have seven seats, and that all directors will be elected annually.  The Meruelo Stockholders will have the right to appoint one director to The New Online Company’s board, and to propose at least three individuals to be considered for one of the six remaining seats to The New Online Company’s board.  The Company has agreed to propose two additional individuals of its choosing for that one seat and to provide the Meruelo Stockholders with an opportunity to confer with those individuals.  The Company’s CEO will, in consultation with the Company’s Board and in accordance with the Company’s nominating and governance process, select the individual from the nominees under consideration to fill that one seat on The New Online Company’s board.  The individual to be selected is anticipated to serve on the audit committee for The New Online Company, subject to meeting independence and other requirements under the rules and regulations of the Securities and Exchange Commission and NASDAQ.

Should the Meruelo Stockholders reduce their beneficial ownership of The New Online Company’s common shares to less than 8.5% of the outstanding shares, the director appointed by the Meruelo Stockholders to The New Online Company board will resign.  The Meruelo Stockholders have agreed to support candidates nominated by The New Online Company to its board at its first annual meeting anticipated to be held in the fourth quarter of 2014, and will not initiate a proxy contest or participate in any attempt to take control of The New Online Company until at least the first quarter of 2015, if ever, subject to certain limitations.  Further, the Meruelo Stockholders have agreed to dismiss with prejudice their lawsuit challenging certain provisions of the Company’s Bylaws with respect to its classified Board, currently pending in the Delaware Court of Chancery.  The Company has agreed to reimburse the Meruelo Stockholders up to $119,000 in legal costs relating to the litigation.

“We believe this agreement with the Meruelo Stockholders is in the best interests of the Company and all stockholders” commented Neil Nguyen, CEO.  “This agreement allows management and the DG Board to focus on completing the merger transaction with Extreme Reach and on our long-term strategy for The New Online Company.  We remain very enthusiastic regarding The New Online Company’s future in the growing world of digital advertising.”

“As the largest shareholder of DG, we are pleased to announce our settlement with the Company’s Board and management, and to offer our support for the merger with Extreme Reach,” remarked Alex Meruelo. “With this settlement and the announcement of the merger, we applaud the Company for addressing our concerns and the concerns of all shareholders in regards to DG’s strategic alternatives process, and the corporate governance and direction of The New Online Company. The settlement agreement includes several governance provisions that we believe should ensure the independence of The New Online Company’s board, and ensure that maximizing shareholder value remains at the forefront of the Company’s actions. We look forward to being a part of the long-term success of The New Online Company, and to working with the board and management to maximize value for all shareholders.”

About DG

DG connects over 11,000 global advertisers and agencies with their targeted audiences through an expansive network of over 6,000 television broadcast stations and over 11,500 web publishers in 75 countries.  The Company’s television division utilizes best-in-class network and content management technologies, creative and production resources, digital asset management and syndication services that enable advertisers and agencies to work faster, smarter and more competitively.  The Company’s online division, MediaMind, allows marketers to benefit from optimized management of online advertising campaigns while maximizing data driven advertising.  For more information, visit www.DGit.com.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts are forward-looking statements.  Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties, and other factors, including factors discussed under the heading “Risk Factors” in DG’s Annual Report on Form 10-K filed on March 15, 2013 and additional reports DG files with the Securities and Exchange Commission.